Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the registration of 3,200,000 common shares for the Agilysys, Inc. 2006 Stock Incentive Plan of our reports dated June 8, 2007, with respect to the consolidated financial statements and schedule of Agilysys, Inc., Agilysys, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Agilysys, Inc., included in its Annual Report (Form 10-K) for the year ended March 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Cleveland, Ohio
June 22, 2007